Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

Amended and Restated Certificate of Incorporation

of

ADOMANI, Inc.,

a Delaware corporation

ADOMANI, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (hereinafter referred to as the “Corporation”), hereby certifies as follows:

1.       That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing said amendment to be submitted to the stockholders of the Corporation at an annual meeting. The resolution setting forth the proposed amendment is as follows:

“RESOLVED, that the first paragraph of ARTICLE IV of the Amended and Restated Certificate of Incorporation be amended and restated in its entirety to read as follows:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock,” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue 355,000,000 shares, each with a par value of $0.00001 per share. 350,000,000 shares shall be Common Stock and 5,000,000 shares shall be Preferred Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation (this “Certificate”)) the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.”

2.       That thereafter, pursuant to resolution of the Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which annual meeting the necessary number of shares as required by statute were voted in favor of the amendment.

3.       That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Michael K. Menerey, its Chief Financial Officer, this 8th day of June, 2018.

ADOMANI, INC.,
a Delaware corporation

By:	/s/ Michael K. Menerey
Michael K. Menerey, Chief Financial Officer